        THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT IS NOT COMPLETE AND MAY BE CHANGED.

                                                FILED PURSUANT TO RULE 424(b)(5)
                                                              FILE NO. 333-82173

                    SUBJECT TO COMPLETION. DATED JULY 13, 1999.
            Prospectus Supplement to Prospectus dated July 12, 1999.

      [LOGO]

                                  $80,000,000

                   SOUTHERN INDIANA GAS AND ELECTRIC COMPANY

                       % Senior Notes due            , 20

                                  ------------

    Southern Indiana Gas and Electric Company will pay interest on the Notes on February 1 and August 1 of each year. The first interest payment will be made on
February 1, 2000. The Notes will mature on        20  . The Notes will be issued
only in denominations of $1,000 and integral multiples of $1,000. Until the amount of other outstanding First Mortgage Bonds falls below certain levels, the Notes will be secured by First Mortgage Bonds issued by Southern Indiana Gas and Electric Company for that purpose. Southern Indiana Gas and Electric Company may redeem the Notes, in whole or in part, at any time, at a redemption price equal to the greater of (1) % of principal or (2) the sum of the remaining scheduled payments of principal and interest on the Notes, discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day
months) at the Treasury Yield plus   %, plus in each case accrued interest to
the redemption date, as set forth in this Prospectus Supplement.

                                ---------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                ---------------

                                                                                        Per Note      Total
                                                                                        ---------  -----------
Initial public offering price.........................................................%            $
Underwriting discount.................................................................%            $
Proceeds before expenses, to SIGECO...................................................%            $

    The initial public offering price set forth above does not include accrued
interest, if any. Interest on the Notes will accrue from             , 1999 and
must be paid by the purchaser if the Notes are delivered after             ,
1999.

                                ---------------

    The underwriters expect to deliver the Notes in book-entry form only through the facilities of The Depository Trust Company against payment in New York, New
York on             , 1999.

GOLDMAN, SACHS & CO.

              A.G. EDWARDS & SONS, INC.

                            BANC ONE CAPITAL MARKETS, INC.

                                ---------------

                   Prospectus Supplement dated       , 1999.

SUMMARY INFORMATION

    The following summary is qualified in its entirety by the more detailed information appearing elsewhere in this Prospectus or in the Prospectus Supplement or in the financial statements or other documents incorporated in this Prospectus by reference.

SOUTHERN INDIANA GAS AND ELECTRIC COMPANY ("SIGECO")

BUSINESS

    Primarily generation, transmission, distribution and sale of electric energy and the purchase of natural gas and its transportation, distribution and sale in Indiana. On June 14, 1999, the parent holding company of SIGECO, SIGCORP, Inc., and Indiana Energy, Inc., a publicly owned holding company with subsidiaries and affiliates engaged in natural gas distribution, gas portfolio administrative services and marketing of natural gas, electric power and related services, announced that they had signed a definitive merger agreement. SIGECO's obligations with respect to the Notes and the Senior Note First Mortgage Bonds will not change with the merger.

SERVICE AREA

    SIGECO serves ten counties in southwestern Indiana. In 1998, SIGECO provided electric service to 124,340 customers in Evansville and 74 other cities and towns, and supplied gas service to 108,335 customers in Evansville and 64 other nearby communities.

FINANCIAL INFORMATION

    SIGECO's EBITDA for the twelve months ended March 31, 1999 was $130,349,000, and the ratio of EBITDA to interest expense for the same period was 6.64x. EBITDA represents earnings before interest expense, provision for income taxes, depreciation and amortization and is presented herein because it is a widely accepted indicator of a company's ability to service debt. EBITDA does not represent net income or cash flow from operations as those items are defined by generally accepted accounting principles, should not be considered by prospective purchasers of the Notes as an alternative to net income and does not necessarily indicate whether cash flows will be sufficient to fund cash needs.

CERTAIN TERMS OF THE NOTES

    Please read the following information concerning the Notes in conjunction with the statements under "Description of Senior Notes" in the accompanying Prospectus, which the following information supplements and, in the event of any inconsistencies, supersedes. Capitalized terms not defined in this Prospectus Supplement are used as defined or otherwise provided in the accompanying Prospectus.

GENERAL

    We will offer $80,000,000 principal amount of our    % Senior Notes due
             , 20  .

INTEREST PAYMENTS

    The Notes will bear interest from   , 1999. Interest on the Notes will be
payable commencing February 1, 2000. Interest payments will be made semi-annually on February 1 and August 1 to the person in whose name the Note is registered at the close of business on the January 15 or July 15 immediately preceding such February 1 or August 1. Principal and interest are payable at Bankers Trust Company (the "Senior Note Trustee") in New York, New York.

SECURITY

    As more fully described in the accompanying Prospectus, until the Release Date, all of the Notes will be secured by Senior Note First Mortgage Bonds, which we will issue and deliver to the Senior Note Trustee. On the Release Date, the Notes will cease to be secured by Senior Note First Mortgage Bonds and will become our unsecured general obligations.

RELEASE DATE

    The Release Date will be the date that we have repaid, redeemed or otherwise retired our First Mortgage Bonds, excluding Senior Note

First Mortgage Bonds securing Senior Notes (including the Notes) and other First Mortgage Bonds which do not in aggregate principal amount exceed the greater of 5% of our Net Tangible Assets or 5% of our Capitalization, provided that no event of default has occurred and is continuing.

CERTAIN COVENANTS

    The Notes will be issued under the Senior Note Indenture and the First Supplemental Senior Note Indenture (the "Indentures") which contain covenants that, among other things, limit our ability to incur certain additional liens or engage in certain sale-leaseback transactions following the Release Date.

APPLICATION OF PROCEEDS

    We will use the net proceeds from the sale of the Notes to repay a $45,000,000 loan from Banc One, an affiliate of Banc One Capital Markets, Inc. The proceeds of this loan were used to pay at maturity $45,000,000 aggregate principal amount of our First Mortgage Bonds, 6% Series of 1993, due 1999. We will use the balance of the proceeds of the Notes to reduce outstanding short-term borrowings, $15,000,000 of which was loaned to us under a credit facility with Banc One. At July 12, 1999, we had approximately $110,000,000 in short-term borrowings (including the $45,000,000 loan referred to above) at an average interest rate of 5.8%.

FORM AND DENOMINATION

    The Notes will initially be represented by a Global Security registered in the name of a nominee of the Depositary. See "Global Securities" below.

OPTIONAL REDEMPTION

    We may redeem the Notes, in whole or in part, at any time, at a redemption
price equal to the greater of (1)   % of principal or (2) the sum of the
remaining scheduled payments of principal and interest on the Notes, discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting
of twelve 30-day months) at the Treasury Yield plus   %, plus in each case
accrued interest to the redemption date.

    "Treasury Yield" means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for the redemption date.

    "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Notes that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes.

    "Independent Investment Banker" means Goldman, Sachs & Co. or, if such firm is unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing selected by us and appointed by the Senior Note Trustee.

    "Comparable Treasury Price" means, with respect to any redemption date, the Reference Treasury Dealer Quotation for such redemption date.

    "Reference Treasury Dealer Quotation" means, with respect to the Reference Treasury Dealer and any redemption date, the average of the bid and asked prices for the Comparable Treasury Issue (expressed as a percentage of its principal amount) quoted in writing to the Senior Note Trustee by such Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such redemption date.

    "Reference Treasury Dealer" means Goldman, Sachs & Co. and its respective successors, PROVIDED, HOWEVER, that if Goldman, Sachs & Co. shall cease to be a primary U.S. Government Securities dealer in New York City (a "Primary Treasury Dealer"), we shall substitute for it another Primary Treasury Dealer.

    If we elect to redeem less than all of the Notes, the Senior Note Trustee will select, in such manner as it deems fair and appropriate, the particular Notes or portions of them to be redeemed. Notice of redemption shall be given by mail not less than 30 nor more than 60 days prior to the date fixed for redemption to the holders of Notes to be redeemed (which, as long as the Notes are held in the book-entry only system, will be the Depositary, its nominee or a successor depositary). On and after the date fixed for redemption (unless we default in the payment of the redemption price and interest accrued thereon to such date), interest on the Notes or the portions of them so called for redemption shall cease to accrue.

GLOBAL SECURITIES

    The Notes will be represented by a Global Security that will be deposited with, or on behalf of, The Depository Trust Company ("DTC"), and will be available for purchase in denominations of $1,000 and any integral multiple of that amount.

    DTC is

    - a limited-purpose trust company organized under the New York Banking Law,

    - a "banking organization" within the meaning of the New York Banking Law,

    - a member of the Federal Reserve System,

    - a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and

    - a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934.

    DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts. This book-entry system eliminates the need for physical movement of securities certificates.

    Participants in DTC include direct participants ("Direct Participants") and indirect participants ("Indirect Participants"). Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to Indirect Participants, which include, among others, securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly. The rules applicable to DTC and its Participants are on file with the Securities and Exchange Commission.

    Purchases of Notes under DTC's system must be made by or through Direct Participants, which will receive a credit for the Notes on DTC's records. The ownership interest of each actual purchaser of Notes ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchase; rather, Beneficial Owners are expected to receive written confirmations providing details of the transaction as well as periodic statements of their holdings from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the Notes are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in the Notes, except in the event that use of the book-entry system for the Notes is discontinued.

    To facilitate subsequent transfers, all Notes deposited by Participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of Notes with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Notes; DTC's records reflect only the identity of the Direct Participants to whose accounts such Notes are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

    SO LONG AS CEDE & CO., AS NOMINEE FOR DTC, IS THE SOLE HOLDER OF THE NOTES, THE SENIOR NOTE TRUSTEE SHALL TREAT CEDE & CO. AS THE ONLY HOLDER OF THE OFFERED NOTES FOR ALL PURPOSES, INCLUDING RECEIPT OF ALL PRINCIPAL OF, PREMIUM, IF ANY, AND INTEREST ON SUCH NOTES, RECEIPT OF NOTICES, AND VOTING AND REQUESTING OR DIRECTING THE SENIOR NOTE TRUSTEE TO TAKE OR NOT TO TAKE, OR CONSENT TO, CERTAIN ACTIONS.

    Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to applicable statutory or regulatory requirements.

    We will send any redemption notices to DTC. If we redeem less than all of the Notes within an issue, DTC's practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

    Neither DTC nor Cede & Co. will consent or vote with respect to the Notes. Under its usual procedures, DTC mails an Omnibus Proxy to us as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Notes are credited on the record date and includes an attached list identifying such Direct Participants.

    Principal of, and premium, if any, and interest payments on the Notes will be made to DTC. DTC's practice is to credit Direct Participants' accounts on the applicable payment date in accordance with the Direct Participants' respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on that date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of the Participants and not of DTC, the Senior Note Trustee or us, subject to applicable statutory or regulatory requirements. Payment of principal, and premium, if any, and interest to DTC is our responsibility, or the responsibility of the Senior Note Trustee with funds we provide. Disbursement of such payments to Direct Participants shall be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners shall be the responsibility of Direct and Indirect Participants.

    DTC has advised us that DTC's management is aware that some computer applications, systems and the like for processing data that are dependent upon calendar dates, including dates before, on and after January 1, 2000, may encounter "Year 2000 problems." DTC has informed its participants and other members of the financial community that it has developed and is implementing a program so that its systems, as the same relate to the timely payment of distributions (including principal and interest payments) to security holders, book- entry deliveries, and settlement of trades within DTC, continue to function appropriately. This program includes a technical assessment and a remediation plan, each of which is complete. Additionally, DTC's plan includes a testing phase, which is expected to be completed within appropriate time frames.

    However, DTC's ability to perform properly its services is also dependent upon other parties, including but not limited to issuers and their agents, as well as third party vendors from whom DTC licenses software and hardware, and third-party vendors on whom DTC relies for information or the provision of services, including telecommunication and electric utility service providers, among others. DTC has informed its participants and other members of the financial community that it is contacting (and will continue to contact) third-party vendors from whom DTC acquires services to: (i) impress upon them the importance of such services being Year 2000 compliant and (ii) determine the extent of their efforts for Year 2000 remediation (and, as appropriate, testing) of their services. In addition, DTC is in the process of developing such contingency plans as it deems appropriate.

    DTC may discontinue providing its services as securities depository with respect to the Notes at any time by giving reasonable notice to us or the Senior Note Trustee. Under such circumstances, in the event that a successor securities depository is not obtained, individual note certificates are required to be printed and delivered.

    We may decide to discontinue use of the system of book-entry transfers through DTC or its successor. In that event, individual note certificates will be printed and delivered.

    Neither SIGECO, the Senior Note Trustee nor any underwriter makes any representation as to the accuracy of the above description of DTC's business, organization and procedures, which is based on information received from sources we believe to be reliable.

    WE, THE UNDERWRITERS AND THE SENIOR NOTE TRUSTEE HAVE NO RESPONSIBILITY OR OBLIGATION TO DTC PARTICIPANTS OR THE BENEFICIAL OWNERS WITH RESPECT TO

    (A) THE ACCURACY OF ANY RECORDS MAINTAINED BY DTC OR ANY DEPOSITARY PARTICIPANT,

    (B) THE PAYMENT BY ANY DEPOSITARY PARTICIPANT OF ANY AMOUNT DUE TO ANY BENEFICIAL OWNER IN RESPECT OF THE PRINCIPAL OF, PREMIUM, IF ANY, AND INTEREST ON, THE OFFERED BONDS,

    (C) THE DELIVERY OR TIMELINESS OF DELIVERY BY DTC TO ANY DEPOSITARY PARTICIPANT OR BY ANY DEPOSITARY PARTICIPANT TO ANY BENEFICIAL OWNER OF ANY NOTICE WHICH IS REQUIRED OR PERMITTED UNDER THE TERMS OF THE MORTGAGE TO BE GIVEN TO HOLDERS OF THE NOTES, OR

    (D) ANY OTHER ACTION TAKEN BY DTC OR ITS NOMINEE, CEDE & CO., AS HOLDER OF THE NOTES.

    A further description of DTC's procedures with respect to the Notes is set forth under "Global Securities" in the accompanying Prospectus.

                                 LEGAL MATTERS

    Winthrop, Stimson, Putnam & Roberts of New York, New York, and Bamberger, Foreman, Oswald & Hahn, LLP of Evansville, Indiana, will issue opinions about certain legal matters relating to the Notes. The underwriters will be advised about issues relating to the offering by their own legal counsel, Simpson Thacher & Bartlett of New York, New York.

                                  UNDERWRITING

    SIGECO and the underwriters for the offering (the "Underwriters") named below have entered into an underwriting agreement and a pricing agreement with respect to the Notes.

    Subject to certain conditions, each Underwriter has severally agreed to purchase the principal amount of Notes indicated in the following table:

UNDERWRITERS                                                        PRINCIPAL AMOUNT OF NOTES
------------------------------------------------------------------  --------------------------
Goldman, Sachs & Co...............................................       $
A.G. Edwards & Sons, Inc..........................................       $
Banc One Capital Markets, Inc.....................................       $
                                                                             ------------
    Total.........................................................       $     80,000,000
                                                                             ------------
                                                                             ------------

    Notes sold by the Underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this Prospectus Supplement. Any Notes sold by the Underwriters to securities dealers may be sold
at a discount from the initial public offering price of up to    % of the
principal amount of Notes. Any such securities dealers may resell any Notes purchased from the Underwriters to certain other brokers or
dealers at a discount from the initial public offering price of up to    % of
the principal amount of Notes. If all the Notes are not sold at the initial offering price, the Underwriters may change the offering price and the other selling terms.

    The Notes are a new issue of securities with no established trading market. SIGECO has been advised by the Underwriters that the Underwriters intend to make a market in the Notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Notes.

    In connection with the offering, the Underwriters may purchase and sell Notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the Underwriters of a greater number of Notes than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the Notes while the offering is in progress.

    The Underwriters also may impose a penalty bid. This occurs when a particular Underwriter repays to the Underwriters a portion of the underwriting discount received by it because the representatives have repurchased Notes sold by or for the account of such Underwriter in stabilizing or short covering transactions.

    These activities by the Underwriters may stabilize, maintain or otherwise affect the market price of the Notes. As a result, the price of the Notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the Underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

    SIGECO estimates that its share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $250,000.

    In the ordinary course of their respective businesses, the Underwriters or their affiliates from time to time provide commercial and investment banking and other financial services to SIGECO. Banc One, an affiliate of Banc One Capital Markets, Inc., has made loans to SIGECO which will be repaid with the proceeds of this offering. See "Application of Proceeds." Because an affiliate of Banc One Capital Markets, Inc. will receive more than 10% of the proceeds from the sale of the Notes, not including underwriting compensation, this offering is being conducted in compliance with the National Association of Securities Dealers Conduct Rule 2710(c)(8).

    SIGECO has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

PROSPECTUS

$80,000,000

                   SOUTHERN INDIANA GAS AND ELECTRIC COMPANY

SENIOR NOTES

Southern Indiana Gas and Electric Company
20 N.W. Fourth Street
Evansville, Indiana 47741-0001
(812)465-5300

TERMS OF SALE

    The terms for each Senior Note that are not specified in the Prospectus will be included in a Prospectus Supplement. We may sell the Senior Notes at one or more times. Initially, we will issue our First Mortgage Bonds to the Senior Note Trustee to secure payments due on the Senior Notes. When the aggregate principal amount of our outstanding First Mortgage Bonds (other than Bonds securing these or similar Notes) does not exceed the greater of five percent of our Net Tangible Assets or five percent of our Capitalization, the Senior Notes will no longer be secured by First Mortgage Bonds. The date that the Senior Notes are no longer secured by First Mortgage Bonds is called the Release Date.

    WE URGE YOU TO CAREFULLY READ THIS PROSPECTUS AND THE PROSPECTUS SUPPLEMENT, WHICH WILL DESCRIBE THE SPECIFIC TERMS OF THE OFFERING, BEFORE YOU MAKE YOUR INVESTMENT DECISION.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is July 12, 1999.

                               TABLE OF CONTENTS

WHERE YOU CAN FIND MORE INFORMATION...................................................           2
THE COMPANY...........................................................................           2
RECENT DEVELOPMENTS...................................................................           2
PROSPECTUS SUPPLEMENT.................................................................           3
USE OF PROCEEDS.......................................................................           3
CERTAIN CONSOLIDATED FINANCIAL INFORMATION............................................           3
DESCRIPTION OF SENIOR NOTES...........................................................           4
  GENERAL.............................................................................           4
  SECURITY............................................................................           6
  RELEASE DATE........................................................................           6
  LIMITATION ON LIENS.................................................................           7
  LIMITATIONS ON SALE AND LEASE-BACK TRANSACTIONS.....................................           9
  FORM, EXCHANGE AND TRANSFER.........................................................          10
  PAYMENT AND PAYING AGENTS...........................................................          10
  REDEMPTION..........................................................................          11
  CONSOLIDATION, MERGER AND SALE OF ASSETS............................................          11
  EVENTS OF DEFAULT...................................................................          12
  MODIFICATIONS AND WAIVER............................................................          14
  DEFEASANCE..........................................................................          17
  RESIGNATION OF SENIOR NOTE TRUSTEE..................................................          17
  MISCELLANEOUS.......................................................................          17
GLOBAL SECURITIES.....................................................................          18
DESCRIPTION OF FIRST MORTGAGE BONDS...................................................          19
  GENERAL.............................................................................          19
  INTEREST, MATURITY, REDEMPTION AND PAYMENT..........................................          19
  IMPROVEMENT AND SINKING FUND REQUIREMENT............................................          19
  MAINTENANCE AND REPLACEMENT REQUIREMENTS............................................          19
  PRIORITY AND SECURITY...............................................................          20
  ISSUANCE OF ADDITIONAL BONDS........................................................          20
  LIMITATION ON DIVIDENDS.............................................................          21
  MODIFICATION OF THE MORTGAGE........................................................          21
  REGARDING DEFAULT...................................................................          22
  REGARDING THE TRUSTEE...............................................................          22
  RELEASE AND SUBSTITUTION OF PROPERTY................................................          22
  EVIDENCE TO BE FURNISHED TO THE TRUSTEE UNDER THE MORTGAGE..........................          23
PLAN OF DISTRIBUTION..................................................................          23
EXPERTS...............................................................................          24
LEGAL OPINIONS........................................................................          24

WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly and special reports, proxy statements, and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms at the following locations: Room 1024, 450 Fifth Street, NW, Washington, D.C. 20549; Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and Seven World Trade Center, Suite 1300, New York, N.Y. 10048. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC web site at http://www.sec.gov.

    The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we sell all the Senior Notes. This Prospectus is part of a registration statement we filed with the SEC.

-  The Company's Annual Report on Form 10-K for the year ended December 31,
   1998.

- The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999.

    You should rely only on the information incorporated by reference or provided in this Prospectus or any supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these Senior Notes in any state where the offer is not permitted. You should not assume that the information in this Prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

THE COMPANY

    The company is a public utility serving ten counties in southwestern Indiana. Retail electric service is supplied to Evansville and 74 other cities, towns and communities, and adjacent rural areas. Wholesale electric service is supplied to an additional eight communities. Gas service is supplied to Evansville and 64 other nearby communities and their environs. At December 31, 1998, the company had 124,340 electric customers and 108,335 gas customers.

RECENT DEVELOPMENTS

    On June 14, 1999, our parent holding company, SIGCORP, Inc., and Indiana Energy, Inc. announced that they had signed a definitive merger agreement. Indiana Energy, Inc. is a holding company whose chief subsidiary is a regulated Indiana gas utility, Indiana Gas Company, Inc. Subject to the receipt of approval from their respective shareholders and to necessary regulatory approvals, the two holding companies will combine into a new holding company to be named Vectren Corporation. If and when the merger is consummated, Indiana Gas Company, Inc. and we will become separate subsidiaries of Vectren Corporation. Our obligations with respect to the Senior Notes and our First Mortgage Bonds will not change.

PROSPECTUS SUPPLEMENT

    The Prospectus Supplement for each offering of Senior Notes will contain the specific information and terms for that offering. The Prospectus Supplement may also add, update, or change information contained in this Prospectus. It is important for you to consider the information contained in this Prospectus and the Prospectus Supplement in making your investment decision.

USE OF PROCEEDS

    We expect to use the net proceeds from the sale of the Senior Notes for the retirement of short-term debt.

                   SOUTHERN INDIANA GAS AND ELECTRIC COMPANY
                   CERTAIN CONSOLIDATED FINANCIAL INFORMATION
                   (THOUSANDS, EXCEPT RATIOS AND PERCENTAGES)

                                                            YEAR ENDED DECEMBER 31, (1)                   TWELVE MONTHS
                                             ----------------------------------------------------------  ENDED MARCH 31,
                                                1994        1995        1996        1997        1998           1999
                                             ----------  ----------  ----------  ----------  ----------  ----------------
                                                                                                           (UNAUDITED)
INCOME SUMMARY:
  Operating Revenues.......................  $  330,035  $  338,698  $  372,730  $  358,106  $  364,666    $    370,205
  Operating Income.........................  $   52,367  $   53,873  $   60,429  $   62,456  $   62,002    $     61,369
  Net Income...............................  $   41,025  $   45,918  $   42,841  $   45,363  $   43,542    $     43,012
  Net Income Applicable to Common Stock....  $   39,920  $   44,819  $   41,744  $   44,266  $   42,447    $     41,922
  Ratio of Earnings to Fixed Charges (2)...        3.57        3.52        4.03        4.43        4.17            4.27

                                                                                   AT MARCH 31, 1999(3)
                                                                       --------------------------------------------
                                                                              ACTUAL             AS ADJUSTED(4)
                                                                       ---------------------  ---------------------
CAPITALIZATION SUMMARY:
  Common Stockholder's Equity........................................  $  324,593       53.0% $  324,593       50.1%
  Preferred Stock....................................................      11,090        1.8      11,090        1.7
  Redeemable Preferred Stock.........................................       7,500        1.2       7,500        1.2
  Special Preferred Stock of Subsidiary..............................         692        0.2         692        0.1
  Long-Term Debt.....................................................     169,782       27.7     249,782       38.6
  Current Maturities of Long-Term Debt...............................      45,000        7.3           0        0.0
  Bonds Subject to Tender............................................      53,700        8.8      53,700        8.3
                                                                       ----------  ---------  ----------  ---------
    Total Capitalization.............................................  $  612,357      100.0% $  647,357      100.0%

------------------------

(1) Derived from audited financial information.

(2) "Earnings" for purposes of these calculations have been computed by adding to "income before extraordinary items" all taxes based on income or profits, total interest charges and the estimated interest element of rentals charged to income. "Fixed charges" include total interest charges and the estimated interest element of rentals.

(3) Reference is made to the Balance Sheets, the Statements of Capitalization and the Notes to Financial Statements that are contained in the documents incorporated by reference herein for additional details concerning our common stock, preferred stock, redeemable preferred stock and long-term indebtedness, including maturities and interest rates payable on such long-term indebtedness.

(4) As adjusted figures include our indebtedness represented by the Senior Notes and the underlying Senior Note First Mortgage Bonds.

DESCRIPTION OF SENIOR NOTES

GENERAL

    We will issue one or more new series of Senior Notes under a Senior Note Indenture between us and a Senior Note Trustee whom we will name. The information we are providing you in this Prospectus concerning the Senior Note Indenture and related documents is only a summary of the information provided in those documents. You should consult the Senior Notes themselves, the Senior Note Indenture, any Supplemental Senior Note Indentures and other documents for more complete information on the Senior Notes. These documents appear as exhibits to the Registration Statement, or will appear as exhibits to a Current Report on Form 8-K, which we will file later, and which will be incorporated by reference into this Prospectus.

    Until the Release Date, all of the Senior Notes will be secured by one or more series of First Mortgage Bonds, which we will issue and deliver to the Senior Note Trustee. For more information, see "Security" and "Release Date" below.

ON THE RELEASE DATE, THE SENIOR NOTES

-  WILL CEASE TO BE SECURED BY FIRST MORTGAGE BONDS;

-  WILL BECOME OUR UNSECURED OBLIGATIONS; AND

-  WILL RANK AS EQUAL WITH OUR OTHER UNSECURED INDEBTEDNESS.

    The Senior Note Indenture provides that, in addition to the Senior Notes offered under this shelf registration process, additional Senior Notes may be issued later, without limitation as to aggregate principal amount. Before the Release Date, however, the amount of Senior Notes that we may issue cannot exceed the amount of First Mortgage Bonds that we are able to issue under the Mortgage. For more information, see "Description of First Mortgage Bonds--Issuance of Additional Bonds" below.

    You should consult the Prospectus Supplement relating to any particular issue of Senior Notes for the following information:

-  the title of the Senior Notes;

- any limit on aggregate principal amount of the Senior Notes or the series of which they are a part;

-  the date on which the principal of the Senior Notes will be payable;

- the rate, including the method of determination if applicable, at which the Senior Notes will bear interest, if any; and

    --  the date from which any interest will accrue;

    --  the dates on which we will pay interest; and

    --  the record date for any interest payable on any interest payment date;

-  the place where

    -- the principal of, premium, if any, and interest on the Senior Notes will be payable;

    --  you may register transfer of the Senior Notes;

    --  you may exchange the Senior Notes;

    --  you may serve notices and demands upon us regarding the Senior Notes;

- the Security Registrar for the Senior Notes and whether the principal of the Senior Notes is payable without presentment or surrender of them;

-  the terms and conditions upon which we may elect to redeem any Senior Notes;

- the terms and conditions upon which the Senior Notes must be redeemed or purchased due to our obligations pursuant to any sinking fund or other mandatory redemption provisions, or at the holder's option, including any applicable exceptions to notice requirements;

-  the denominations in which we may issue Senior Notes;

- the manner in which we will determine any amounts payable on the Senior Notes which are to be determined with reference to an index or other fact or event ascertainable outside the Senior Note Indenture;

- the currency, if other than United States currency, in which payments on the Senior Notes will be payable;

- terms according to which elections can be made by us or the holder regarding payments on the Senior Notes in currency other than the currency in which the notes are stated to be payable;

- the portion of the principal amount of the Senior Notes payable upon declaration of acceleration of their maturity;

- if payments are to be made on the Senior Notes in securities or other property, the type and amount of the securities and other property or the method by which the amount shall be determined;

- the terms applicable to any rights to convert Senior Notes into or exchange them for our securities or those of any other entity;

-  if we issue Senior Notes as Global Securities,

    -- any limitations on transfer or exchange rights or the right to obtain the registration of transfer;

    -- any limitations on the right to obtain definitive certificates for the Senior Notes; and

    --  any other matters incidental to the Senior Notes;

-  whether we are issuing the Senior Notes as bearer securities;

- any limitations on transfer or exchange of Senior Notes or the right to obtain registration of their transfer, and the terms and amount of any service charge required for registration of transfer or exchange;

- any exceptions to the provisions governing payments due on legal holidays, or any variations in the definition of Business Day, with respect to the Senior Notes;

- any additions to the Events of Default applicable to any Senior Notes and any additions to our covenants for the benefit of the holders of the Senior Notes;

- if we are issuing any Senior Notes prior to the Release Date, the designation of the series of Senior Note First Mortgage Bonds to be delivered to the Senior Note Trustee as security for the Senior Notes;

- any other terms of the Senior Notes not in conflict with the provisions of the Senior Note Indenture; and

-  any other collateral security, assurance or guarantee for the Senior Notes.

    For more information, see Section 301 of the Senior Note Indenture.

    Senior Notes may be sold at a substantial discount below their principal amount. You should consult the applicable Prospectus Supplement for a description of certain special United States federal income tax considerations which may apply to Senior Notes sold at an original issue discount or denominated in a currency other than dollars.

    Unless the applicable Prospectus Supplement states otherwise, the covenants contained in the Senior Note Indenture will not afford holders of Senior Notes protection in the event we have a change in control or are involved after the Release Date in a highly-leveraged transaction.

SECURITY

    Until the Release Date, described in the following section, all of the Senior Notes will be secured by one or more series of First Mortgage Bonds, which we will issue and deliver to the Senior Note Trustee. For more information on the First Mortgage Bonds, see "Description of First Mortgage Bonds" below. When we issue a series of Senior Notes prior to the Release Date, we will simultaneously issue and deliver to the Senior Note Trustee, as security for all of the Senior Notes, a series of Senior Note First Mortgage Bonds. These First Mortgage Bonds will have the same stated interest rate (or interest calculated in the same manner), interest payment dates, stated maturity and redemption provisions, and will be in the same aggregate principal amount, as the series of Senior Notes we are issuing. For more information, see Sections 401, 402 and 403 of the Senior Note Indenture. Payments we make to the Senior Note Trustee on a series of Senior Notes will satisfy our obligations with respect to the corresponding payments due on the related series of Senior Note First Mortgage Bonds.

    Each series of Senior Note First Mortgage Bonds will be a series of First Mortgage Bonds, all of which are secured by a lien on certain property we own. For more discussion on the lien, see "Description of First Mortgage Bonds-- Priority and Security" below. In certain circumstances prior to the Release Date, we may reduce the aggregate principal amount of Senior Note First Mortgage Bonds held by the Senior Note Trustee. In no event, however, may we reduce that amount to an amount lower than the aggregate outstanding principal amount of the Senior Notes then outstanding. For more information, see Section 409 of the Senior Note Indenture. Following the Release Date, we will close the Mortgage and not issue any additional First Mortgage Bonds under the Mortgage. For more information, see Section 403 of the Senior Note Indenture.

RELEASE DATE

    ON THE RELEASE DATE, THE SENIOR NOTE FIRST MORTGAGE BONDS WILL NO LONGER SECURE THE SENIOR NOTES, AND THE SENIOR NOTES WILL BECOME OUR UNSECURED GENERAL OBLIGATIONS. For more information, see Section 403 of the Senior Note Indenture. The Release Date means the date that we have repaid, redeemed or otherwise retired all of our First Mortgage Bonds, excluding Senior Note First Mortgage Bonds securing the Senior Notes and other First Mortgage Bonds which do not in aggregate principal amount exceed the greater of 5% of our Net Tangible Assets or 5% of our Capitalization (each as defined in the following section on "Limitation on Liens"). Excluding this issuance, we currently have $193,115,000 aggregate principal amount of First Mortgage Bonds outstanding. If an event of default under either the Senior Note Indenture or the First Mortgage Indenture has occurred and is continuing on the date that the Release Date would otherwise occur, the Release Date will be postponed until the event of default has been cured.

    The Senior Note Trustee will give the Senior Note holders notice when the Release Date occurs. See "Description of Senior Notes-- Defeasance" below for a discussion of another situation in which outstanding Senior Notes would not be secured by Senior Note First Mortgage Bonds.

LIMITATION ON LIENS

    In this section and in the following section on "Limitation on Sale and Lease-Back Transactions," the following terms have the meanings indicated:

    "Capitalization" means the total of all the following items appearing on, or included in, our consolidated balance sheet: (i) liabilities for indebtedness maturing more than 12 months from the date of determination; and (ii) common stock, preferred stock, premium on capital stock, capital surplus, capital in excess of par value, and retained earnings (however the foregoing may be designated), less, to the extent not otherwise deducted, the cost of shares of our capital stock held in our treasury. Capitalization shall be determined in accordance with generally accepted accounting principles and practices applicable to the type of business in which we are engaged and approved by independent accountants regularly retained by us, and may be determined as of a date not more than 60 days prior to the happening of the event for which the determination is being made.

    "Debt" means any outstanding debt for money borrowed evidenced by notes, debentures, bonds or other securities, or guarantees of any debt.

    "Net Tangible Assets" means the amount shown as total assets on our consolidated balance sheet, less (i) intangible assets including, but without limitation, such items as goodwill, trademarks, trade names, patents, unamortized debt discount and expense and certain regulatory assets, and (ii) appropriate adjustments, if any, on account of minority interests. Net Tangible Assets shall be determined in accordance with generally accepted accounting principles and practices applicable to the type of business in which we are engaged and approved by the independent accountants regularly retained by us, and may be determined as of a date not more than 60 days prior to the happening of the event for which such determination is being made.

    "Operating Property" means (i) any interest in real property we own and (ii) any asset we own that is depreciable in accordance with generally accepted accounting principles, excluding, in either case, any interest of ours as lessee under any lease (except for a lease that results from a Sale and Lease-Back Transaction) which has been or would be capitalized on the books of the lessee in accordance with generally accepted accounting principles.

    "Sale and Lease-Back Transaction" means any arrangement with any person providing for the leasing to us of any Operating Property (except for temporary leases for a term, including any renewal or potential renewal, of not more than 48 months), which Operating Property has been or is to be sold or transferred by us to the person; PROVIDED, HOWEVER, Sale and Lease-Back Transaction shall not include any arrangement first entered into prior to the date of the Senior Note Indenture and shall not include any transaction pursuant to which we sell Operating Property to, and thereafter purchase energy or services from, any entity, which transaction is ordered or authorized by any regulatory authority having jurisdiction over us or our operations or is entered into pursuant to any plan or program of industry restructuring ordered or authorized by any such regulatory authority.

    "Value" means, with respect to a Sale and Lease-Back Transaction, as of any particular time, the amount equal to the greater of (i) our net proceeds from the sale or transfer of the property leased pursuant to the Sale and Lease-Back Transaction or (ii) the net book value of the property, as determined by us in accordance with generally accepted accounting principles at the time of entering into the Sale and Lease-Back Transaction, in either case multiplied by a fraction, the numerator of which shall be equal to the number of full years of the term of the lease that is part of the Sale and Lease-Back Transaction remaining at the time of determination and the denominator of which shall be equal to the number of full years of the term, without regard, in any case, to any renewal or extension options contained in the lease.

    The Senior Note Indenture provides that, from and after the Release Date, so long as any Senior Notes are outstanding, we may not issue, assume, guarantee (including any contingent obligation to purchase) or permit to exist any Debt that is secured by any mortgage, security interest, pledge or lien ("Lien") of or upon any Operating Property owned by us, whether owned at the date of the Senior Note Indenture or subsequently acquired, without effectively securing the Senior Notes (together with, if we shall so determine, any other indebtedness of ours ranking equally with the Senior Notes) equally and ratably with the Debt (but only so long as the Debt is so secured).

    The foregoing restriction will not apply to:

- Liens on any Operating Property existing at the time of its acquisition and not created in contemplation of the acquisition;

- Liens on Operating Property of a corporation existing at the time the corporation is merged into or consolidated with us, or at the time the corporation disposes of substantially all of its properties (or those of a division) to us provided that the Lien is not extended to property owned by us immediately prior to the merger, consolidation, or other disposition and is not created in contemplation of the merger, consolidation or other disposition;

- Liens on Operating Property to secure the cost of acquisition, construction, development or substantial repair, alteration or improvement of that property or to secure indebtedness incurred to provide funds for any of these purposes or for reimbursement of funds previously expended for any of these purposes, provided the Liens are created or assumed contemporaneously with, or within 18 months after, the acquisition or the completion of substantial repair or alteration, construction, development or substantial improvement or within 6 months thereafter pursuant to a commitment for financing arranged with a lender or investor within that 18-month period;

- Liens in favor of the United States or any state or any department, agency or instrumentality or political subdivision of the United States or any state, or for the benefit of holders of securities issued by any of these entities, to secure any Debt incurred for the purpose of financing all or any part of the purchase price or the cost of substantially repairing or altering, constructing, developing or substantially improving our Operating Property; or

- Any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or part, of any Lien referred to in the exceptions listed above, provided, however, that the principal amount of Debt secured thereby and not otherwise authorized by those exceptions listed above, shall not exceed the principal amount of Debt, plus any premium or fee payable in connection with any such extension, renewal or replacement, so secured at the time of such extension, renewal or replacement.

    In addition, notwithstanding the foregoing restrictions, from and after the Release Date we may issue, assume or guarantee Debt secured by a Lien which would otherwise be subject to the foregoing restrictions up to an aggregate amount which, together with all other of our secured Debt (not including secured Debt permitted under any of the foregoing exceptions) and the Value of all Sale and Lease-Back Transactions existing at such time (other than Sale and Lease-Back Transactions the proceeds of which have been applied to the retirement of certain indebtedness, Sale and Lease-Back Transactions in which the property involved would have been permitted to be subjected to a Lien under any of the foregoing exceptions and Sale and Lease-Back Transactions that are permitted by the first sentence of "Limitations on Sale and Lease-Back Transactions" below), does not exceed the greater of 10% of our Net Tangible Assets or 10% of our Capitalization. The foregoing restrictions do not limit our ability to place Liens on (i) the capital stock of any of our subsidiaries or
(ii) the assets of any of our subsidiaries.

LIMITATIONS ON SALE AND LEASE-BACK TRANSACTIONS

    The Senior Note Indenture provides that so long as the Senior Notes are outstanding from and after the Release Date, we may not enter into or permit to exist any Sale and Lease-Back Transaction with respect to any Operating Property (except for temporary leases for a term, including any renewal or potential renewal, of not more than 48 months), if the purchaser's commitment is obtained more than 18 months after the later of the completion of the acquisition, construction or development of the Operating Property or the placing in operation of the Operating Property or of the Operating Property as constructed or developed or substantially repaired, altered or improved. This restriction will not apply if (a) we would be entitled pursuant to any of the provisions listed as exceptions to the restriction applicable to "Limitation on Liens" above to issue, assume, guarantee or permit to exist Debt secured by a Lien on the Operating Property without equally and ratably securing the Senior Notes,
(b) after giving effect to the Sale and Lease-Back Transaction, we could incur pursuant to the provisions described in the last paragraph under "Limitation on Liens," at least $1.00 of additional Debt secured by Liens (other than Liens permitted by clause (a)), or (c) we apply within 180 days an amount equal to, in the case of a sale or transfer for cash, the net proceeds (not less than the fair value of the Operating Property so leased) and, otherwise, an amount equal to the fair value (as determined by our Board of Directors) of the Operating Property so leased, to the retirement of Senior Notes or other Debt of the Company ranking equally with the Senior Notes, subject to reduction for Senior Notes delivered and the Debt retired during the 180-day period otherwise than pursuant to mandatory sinking fund or prepayment provisions and payments at stated maturity.

FORM, EXCHANGE AND TRANSFER

    Unless the applicable Prospectus Supplement states otherwise, we will issue Senior Notes only in fully registered form without coupons and in denominations of $1,000 and integral multiples of that amount. For more information, see Sections 201 and 302 of the Senior Note Indenture.

    Holders may present Senior Notes for exchange or for registration of transfer, duly endorsed or accompanied by a duly executed instrument of transfer, at the office of the Security Registrar or at the office of any Transfer Agent we may designate. Exchanges and transfers are subject to the terms of the Senior Note Indenture and applicable limitations for global securities. We may designate ourselves the Security Registrar. No charge will be made for any registration of transfer or exchange of Senior Notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge imposed in connection with the transaction. Any transfer or exchange will become effective upon the Security Registrar or Transfer Agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. For more information, see Section 305 of the Senior Note Indenture.

    The applicable Prospectus Supplement will state the name of any Transfer Agent, in addition to the Security Registrar initially designated by the Company for any Senior Notes. We may at any time designate additional Transfer Agents or withdraw the designation of any Transfer Agent or make a change in the office through which any Transfer Agent acts. We must, however, maintain a Transfer Agent in each place of payment for the Senior Notes of each series. For more information, see Section 702 of the Senior Note Indenture.

    We will not be required to

- issue, register the transfer of, or exchange any Senior Note or any Tranche of any Senior Note during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any Senior Note or any Tranche of any Senior Note called for redemption and ending at the close of business on the day of mailing; or

- register the transfer of, or exchange any Senior Note selected for redemption except the unredeemed portion of any Senior Note being partially redeemed.

    For more information, see Section 305 of the Senior Note Indenture.

PAYMENT AND PAYING AGENTS

    Unless the applicable Prospectus Supplement states otherwise, we will pay interest on a Senior Note on any interest payment date to the person in whose name the Senior Note is registered at the close of business on the regular record date for the interest payment. For more information, see Section 307 of the Senior Note Indenture.

    Unless the applicable Prospectus Supplement provides otherwise, we will pay principal and any premium and interest on Senior Notes at the office of the Paying Agent whom we will designate for this purpose. Unless the applicable Prospectus Supplement states otherwise, the corporate trust office of the Senior Note Trustee in New York City will be designated as our sole Paying Agent for payments with respect to Senior Notes of each series. Any other Paying Agents initially designated by us for the Senior Notes of a particular series will be named in the applicable Prospectus Supplement. We may at any time add or delete Paying Agents or change the office through which any Paying Agent acts. We must, however, maintain a Paying Agent in each place of payment for the Senior Notes of a particular series. For more information, see Section 702 of the Senior Note Indenture.

    All money we pay to a Paying Agent for the payment of the principal and any premium or interest on any Senior Note which remains unclaimed at the end of two years after payment is due will be repaid to us. After that date, the holder of that Senior Note may look to us for these payments. For more information, see
Section 703 of the Senior Note Indenture.

REDEMPTION

    You should consult the applicable Prospectus Supplement for any terms regarding optional or mandatory redemption of Senior Notes. Except for the provisions in the applicable Prospectus Supplement regarding Senior Notes redeemable at the holder's option, Senior Notes may be redeemed only upon notice by mail not less than 30 nor more than 60 days prior to the redemption date. Further, if less than all the Senior Notes of a series, or any Tranche of a series, are to be redeemed, the Senior Notes to be redeemed will be selected by the method provided for the particular series. In the absence of a selection provision, the Senior Note Trustee will select a fair and appropriate method of random selection. For more information, see Sections 503 and 504 of the Senior
Note Indenture.

    A notice of redemption we provide may state:

- that redemption is conditioned upon receipt by the Paying Agent on or before the redemption date of money sufficient to pay the principal and any premium and interest on the Senior Notes; and

- that if the money has not been received, the notice will be ineffective and we will not be required to redeem the Senior Notes.

    For more information, see Section 504 of the Senior Note Indenture.

CONSOLIDATION, MERGER AND SALE OF ASSETS

    We may not consolidate with or merge into any other person, nor may we transfer or lease substantially all of our assets and property to any person, unless:

- the corporation formed by the consolidation or into which we are merged, or the person which acquires by conveyance or transfer, or which leases, substantially all of our property and assets:

    -- is organized and validly existing under the laws of any domestic jurisdiction;

    -- expressly assumes our obligations on the Senior Notes and under the Senior Note Indenture; and

    -- prior to the Release Date, expressly assumes our obligations under the Senior Note First Mortgage Bonds and under the Mortgage;

- immediately after the transaction becomes effective, no Event of Default, and no event which would become an Event of Default, shall have occurred and be continuing; and

- we will have delivered to the Senior Note Trustee an Officer's Certificate and Opinion of Counsel as provided in the Senior Note Indenture.

    For more information, see Section 1201 of the Senior Note Indenture.

EVENTS OF DEFAULT

    "Event of Default" under the Senior Note Indenture with respect to Senior Notes of any series means any one of the following:

-  failure to pay any interest due on the Senior Notes within 30 days;

-  failure to pay principal or premium when due on a Senior Note;

- breach of or failure to perform any covenant or warranty of ours in the Senior Note Indenture with respect to the particular series of Senior Notes for 60 days (subject to extension under certain circumstances for another 120 days) after we receive notice from the Senior Note Trustee, or we and the Senior Note Trustee receive notice from the holders of at least 33% in principal amount of the Senior Notes of that series outstanding under the Senior Note Indenture according to the provisions of the Senior Note Indenture;

- prior to the Release Date, the occurrence of a Default under the Mortgage (see "Description of the First Mortgage Bonds-- Events of Default" below);

-  certain events of bankruptcy, insolvency or reorganization; and

-  any other Event of Default set forth in the applicable Prospectus Supplement.

    For more information, see Section 901 of the Senior Note Indenture.

    An Event of Default with respect to a particular series of Senior Notes does not necessarily constitute an Event of Default with respect to the Senior Notes of any other series issued under the Senior Note Indenture.

    If an Event of Default with respect to a particular series of Senior Notes occurs and is continuing, either the Senior Note Trustee or the holders of at least 33% in principal amount of the outstanding Senior Notes of that series may declare the principal amount of all of the Senior Notes of that series to be due and payable immediately. If the Senior Notes of that series are discount notes or similar Senior Notes, only the portion of the principal amount as specified in the applicable Prospectus Supplement may be immediately due and payable. If an Event of Default occurs and is continuing with respect to all series of Senior Notes (including all Events of Default relating to bankruptcy, insolvency or reorganization), the Senior Note Trustee or the holders of at least 33% in principal amount of the outstanding Senior Notes of all series, considered together, may declare an acceleration of the principal amount of all Senior Notes. In the event of an acceleration prior to the Release Date with respect to all Senior Notes, the Senior Note Trustee will make a demand for acceleration of all amounts due under all of the Senior Note First Mortgage Bonds, but this demand will only result in such an acceleration if allowed by the acceleration provisions of the First Mortgage.

    At any time after a declaration of acceleration with respect to the Senior Notes of a particular series, and before a judgment or decree for payment of the money due has been obtained, and before the acceleration of the Senior Note First Mortgage Bonds, the Event or Events of Default giving rise to the declaration of acceleration will, without further action, be deemed to have been waived, and the declaration and its consequences will be deemed to have been rescinded and annulled, if

- we have paid or deposited with the Senior Note Trustee a sum sufficient to pay

    --  all overdue interest on all Senior Notes of the particular series;

    -- the principal of and any premium on any Senior Notes of that series which have become due otherwise than by the declaration of acceleration and any interest at the rate prescribed in the Senior Notes;

    -- interest upon overdue interest at the rate prescribed in the Senior Notes, to the extend payment is lawful;

    -- all amounts due to the Senior Note Trustee under the Senior Note Indenture; and

- any other Event of Default with respect to the Senior Notes of the particular series, other than the failure to pay the principal of the Senior Notes of that series which has become due solely by the declaration of acceleration, has been cured or waived as provided in the Senior Note Indenture.

    For more information, see Section 902 of the Senior Note Indenture.

    The Senior Note Indenture includes provisions as to the duties of the Senior Note Trustee in case an Event of Default occurs and is continuing. Consistent with these provisions, the Senior Note Trustee will be under no obligation to exercise any of its rights or powers at the request or direction of any of the holders, unless those holders have offered to the Senior Note Trustee reasonable indemnity. For more information, see Section 1003 of the Senior Note Indenture. Subject to these provisions of indemnification, the holders of a majority in principal amount of the outstanding Senior Notes of any series may direct the time, method and place of conducting any proceeding for any remedy available to the Senior Note Trustee, or exercising any trust or power conferred on the Senior Note Trustee, with respect to the Senior Notes of that series. For more information, see Section 912 of the Senior Note Indenture.

    No Senior Note holder may institute any proceeding regarding the Senior Note Indenture, or for the appointment of a receiver or a trustee, or for any other remedy under the Senior Note Indenture unless

- the holder has previously given to the Senior Note Trustee written notice of a continuing Event of Default with respect to Senior Notes of that particular series,

- the holders of a majority in aggregate principal amount of the outstanding Senior Notes of all series with respect to which an Event of Default is continuing have made a written request to the Senior Note Trustee, and have offered reasonable indemnity to the Senior Note Trustee to institute the proceeding as trustee, and

- the Senior Note Trustee has failed to institute the proceeding, and has not received from the holders of a majority in principal amount of the outstanding Senior Notes of that series a direction inconsistent with the request, within 60 days after notice, request and offer of reasonable indemnity.

    For more information, see Section 907 of the Senior Note Indenture.

    The preceding limitations do not apply, however, to a suit instituted by a Senior Note holder for the enforcement of payment of the principal of or any premium or interest on the Senior Note on or after the applicable due date stated in the Senior Note. For more information, see Section 908 of the Senior
Note Indenture.

    We must furnish annually to the Senior Note Trustee a statement by an appropriate officer as to that officer's knowledge of our compliance with all conditions and covenants under the Senior Note Indenture. Our compliance is to be determined without regard to any grace period or notice requirement under the Senior Note Indenture. For more information, see Section 706 of the Senior Note Indenture.

MODIFICATIONS AND WAIVER

    The Company and the Senior Note Trustee, without the consent of the holders of the Senior Notes, may enter into one or more supplemental Senior Note Indentures for any of the following purposes:

- to evidence the assumptions by an permitted successor of our covenants in the Senior Note Indenture and the Senior Notes:

- to add one or more covenants or other provisions for the benefit of the holders of outstanding Senior Notes or to surrender any right or power conferred upon us by the Senior Note Indenture;

-  to add any additional Events of Default;

- to change or eliminate any provision of the Senior Note Indenture or add any new provision to it (but if this action will adversely affect the interests of the holders of any particular series of Senior Notes in any material respect, the action will become effective with respect to that series only when there is no Senior Note of that series remaining outstanding under the Senior Note Indenture);

-  to provide collateral security for the Senior Notes;

- to establish the form or terms of Senior Notes according to the provisions of the Senior Note Indenture;

- to evidence the acceptance of appointment of a successor Senior Note Trustee under the Senior Note Indenture with respect to one or more series of the Senior Notes and to add to or change any of the provisions of the Senior Note Indenture as necessary to provide for the administration of the trusts under the Senior Note Indenture by more than one trustee;

- to provide for the procedures required to permit us to use a non-certificated system of registration for any Senior Notes series;

-  to change any place where

    -- the principal of and any premium and interest on any Senior Notes is payable,

    -- any Senior Notes may be surrendered for registration of transfer or exchange, or

    --  notices and demands to or upon us regarding Senior Notes and the Senior
        Note Indenture may be served; or

- to cure any ambiguity or inconsistency (but any of these changes or additions will not adversely affect the interests of the holders of Senior Notes of any series in any material respect).

    For more information see Section 1301 of the Senior Note Indenture.

    The holders of at least a majority in aggregate principal amount of the outstanding Senior Notes of any series may waive

-  compliance by us with certain provisions of the Senior Note Indenture (see
   Section 707 of the Senior Note Indenture); and

- any past default under the Senior Note Indenture, except a default in the payment of principal, premium, or interest, and certain covenants and provisions of the Senior Note Indenture that cannot be modified or amended without consent of the holder of each outstanding Senior Note of the series affected (see Section 913 of the Senior Note Indenture).

    The Trust Indenture Act of 1939 may be amended after the date of the Senior
Note Indenture to require changes to the Senior Note Indenture. In this event, the Senior Note Indenture will be deemed to have been amended so as to effect the changes, and we and the Senior Note Trustee may, without the consent of any holders, enter into one or more Supplemental Senior Note Indentures to evidence or effect the amendment. For more information, see Section 1301 of the Senior
Note Indenture.

    Except as provided in this section, the consent of the holders of a majority in aggregate principal amount of the outstanding Senior Notes, considered as one class, is required to change in any manner the Senior Note Indenture pursuant to one or more supplemental Senior Note Indentures. If less than all of the series of Senior Notes outstanding are directly affected by a proposed supplemental Senior Note Indenture, however, only the consent of the holders of a majority in aggregate principal amount of the outstanding Senior Notes of all series directly affected, considered as one class, will be required. Furthermore, if the Senior Notes of any series have been issued in more than one Tranche and if the proposed supplemental Senior Note Indenture directly affects the rights of the holders of one or more, but not all Tranches, only the consent of the holders of a majority in aggregate principal amount of the outstanding Senior Notes of all Tranches directly affected, considered as one class, will be required. In addition, an amendment or modification

-  may not, without the consent of the holder of the Senior Note

    -- change the maturity of the principal of, or any installment of principal of or interest on, any Senior Note,

    -- reduce the principal amount or the rate of interest, or the amount of any installment of interest, or change the method of calculating the rate of interest,

    --  reduce any premium payable upon the redemption of the Senior Note,

    -- reduce the amount of the principal of any Senior Note originally issued at a discount from the stated principal amount that would be due and payable upon a declaration of acceleration of maturity,

    -- change the currency or other property in which a Senior Note or premium or interest on a Senior Note is payable,

    -- impair the right to institute suit for the enforcement of any payment on or after the stated maturity (or, in the case of redemption, on or after the redemption date) of any Senior Note;

- may not reduce the percentage of principal amount requirement for consent of the holders for any supplemental Senior Note Indenture, or for any waiver of compliance with any provision of or any default under the Senior Note Indenture, or reduce the requirements for quorum or voting, without the consent of the holder of each outstanding Senior Note of each series or Tranche effected;

-  may not prior to the Release Date

    -- impair the interest of the Senior Note Trustee in the Senior Note First Mortgage Bonds,

    -- reduce the principal amount of any series of Senior Note First Mortgage Bonds to an amount less than that of the related series of Senior Notes, or

    -- alter the payment provisions of the Senior Note First Mortgage Bonds in a manner adverse to the holders of the Senior Notes; and

- may not modify provisions of the Senior Note Indenture relating to supplemental Senior Note Indentures, waivers of certain covenants and waivers of past defaults with respect to the Senior Notes of any series, or any Tranche of a series, without the consent of the holder of each outstanding Senior Note affected.

    A supplemental Senior Note Indenture will be deemed not to affect the rights under the Senior Note Indenture of the holders of any series or Tranche of the Senior Notes if the supplemental Senior Note Indenture

- changes or eliminates any covenant or other provision of the Senior Note Indenture expressly included solely for the benefit of one or more other particular series of Senior Notes or Tranches thereof; or

- modifies the rights of the holders of Senior Notes of any other series or Tranches with respect to any covenant or other provision.

    For more information, see Section 1302 of the Senior Note Indenture.

    If we solicit from holders of the Senior Notes any type of action, we may at our option fix in advance a record date for the determination of the holders entitled to vote on the action. We shall have no obligation, however, to do so. If we fix a record date, the action may be taken before or after the record date, but only the holders of record at the close of business on the record date shall be deemed to be holders for the purpose of determining whether holders of the requisite proportion of the outstanding Senior Notes have authorized the action. For that purpose, the outstanding Senior Notes shall be computed as of the record date. Any holder action shall bind every future holder of the same security and the holder of every security issued upon the registration of transfer of or in exchange for or in lieu of the security in respect of anything done or permitted by the Senior Note Trustee or us in reliance on that action, whether or not notation of the action is made upon the security. For more information, see Section 104 of the Senior Note Indenture.

DEFEASANCE

    Unless the applicable Prospectus Supplement provides otherwise, any Senior Note, or portion of the principal amount of a Senior Note, will be deemed to have been paid for purposes of the Senior Note Indenture, and, at our election, our entire indebtedness in respect to the Senior Note (or portion thereof) will be deemed to have been satisfied and discharged, if we have irrevocably deposited with the Senior Note Trustee or any Paying Agent other than us, in trust, money, certain Eligible Obligations, or a combination of the two, sufficient to pay principal of any premium and interest due and to become due on the Senior Note or portions thereof. For more information, see Section 801 of the Senior Note Indenture. For this purpose, unless the applicable Prospectus Supplement provides otherwise, "Eligible Obligations" include direct obligations of, or obligations unconditionally guaranteed by, the United States, entitled to the benefit of full faith and credit of the United States, and certificates, depositary receipts or other instruments which evidence a direct ownership interest in these obligations or in any specific interest or principal payments due in respect to those obligations.

RESIGNATION OF SENIOR NOTE TRUSTEE

    The Senior Note Trustee may resign at any time by giving written notice to us or may be removed at any time by an action of the holders of a majority in principal amount of outstanding Senior Notes delivered to the Senior Note Trustee and us. No resignation or removal of the Senior Note Trustee and no appointment of a successor trustee will become effective until a successor trustee accepts appointment in accordance with the requirements of the Senior
Note Indenture. So long as no Event of Default or event which would become an Event of Default has occurred and is continuing, and except with respect to a Senior Note Trustee appointed by an action of the holders, if we have delivered to the Senior Note Trustee a resolution of our Board of Directors appointing a successor trustee and the successor trustee has accepted the appointment in accordance with the terms of the Senior Note Indenture, the Senior Note Trustee will be deemed to have resigned and the successor trustee will be deemed to have been appointed as trustee in accordance with the Senior Note Indenture. For more information, see Section 1010 of the Senior Note Indenture.

MISCELLANEOUS

NOTICES

    We will give notices to holders of Senior Notes by mail to their address as they appear in the Security Register. For more information, see Section 106 of the Senior Note Indenture.

TITLE

    The Senior Note Trustee and its agents, and we and our agents, may treat the person in whose name a Senior Note is registered as the absolute owner of that Senior Note, whether or not that Senior Note may be overdue, for the purpose of making payment and for all other purposes. For more information, see Section 308 of the Senior Note Indenture.

GOVERNING LAW

    The Senior Note Indenture and the Senior Notes will be governed by, and construed in accordance with, the laws of the State of New York. For more information, see Section 112 of the Senior Note Indenture.

GLOBAL SECURITIES

    We may issue some or all of the Senior Notes of any series as Global Securities. We will register each Global Security in the name of a depositary identified in the applicable Prospectus Supplement. The Global Securities will be deposited with a depositary or nominee or custodian for the depositary and will bear a legend regarding restrictions on exchanges and registration of transfer as discussed below and any other matters to be provided pursuant to the Senior Note Indenture.

    As long as the depositary or its nominee is the registered holder of a Global Security, that person will be considered the sole owner and holder of the Global Security and the Senior Notes represented by it for all purposes under the Senior Notes and the Senior Note Indenture. Except in limited circumstances, owners of a beneficial interest in a Global Security

- will not be entitled to have the Global Security or any Senior Notes represented by it registered in their names;

- will not receive or be entitled to receive physical delivery of certificated Senior Notes in exchange for the Global Security; and

- will not be considered to be the owners or holders of the Global Security or any Senior Notes represented by it for any purposes under the Senior Notes or the Senior Note Indenture.

    We will make all payments of principal and any premium and interest on a Global Security to the depositary or its nominee as the holder of the Global Security. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in a Global Security.

    Ownership of beneficial interests in a Global Security will be limited to institutions having accounts with the depositary or its nominee, called "participants" for purposes of this discussion, and to persons that hold beneficial interests through participants. When a Global Security is issued, the depositary will credit on its book entry, registration and transfer system the principal amounts of Senior Notes represented by the Global Security to the accounts of its participants. Ownership of beneficial interests in a Global Security will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by

-  the depositary, with respect to participant's interests or;

- any participant, with respect to interests of persons held by the participants on their behalf.

    Payments by participants to owners of beneficial interests held through such participants will be the responsibility of such participants. The depositary may from time to time adopt various policies and procedures governing payments, transfers, exchanges, and other matters relating to beneficial interests in a Global Security. None of the following will have any responsibility or liability for any aspect of the depositary or any participant's records relating to, or for payments made on account of, beneficial interest in a Global Security, or for maintaining, supervising or reviewing any records relating to these beneficial interests:

-  the Southern Indiana Gas and Electric Company;

-  the Trustee under the First Mortgage Indenture;

-  the Trustee under the Senior Note Indenture; or

-  any agent of each of the above.

DESCRIPTION OF FIRST MORTGAGE BONDS

GENERAL

    First Mortgage Bonds will be issued to the Senior Note Trustee to secure each issuance of Senior Notes. See "Description of Senior Notes--Security" above.

    We will issue the First Mortgage Bonds under a Mortgage and Deed of Trust, dated as of April 1, 1932 with Bankers Trust Company, New York, N.Y., as Trustee (the "Trustee") pursuant to an indenture or indentures which will supplement the Mortgage and Deed of Trust. In the following discussion, we will refer to the Mortgage and Deed of Trust and all indentures that supplement it as the "Mortgage".

    We will refer to all of our First Mortgage Bonds, including those already issued and those to be issued as "First Mortgage Bonds." The information we are providing you in this Prospectus concerning the First Mortgage Bonds and the Mortgage is only a summary of the information provided in those documents. You should consult the Mortgage and other documents for more complete information. These documents appear as exhibits to the Registration Statement, or will appear as exhibits to a Current Report on Form 8-K, which we will file, and which will be incorporated by reference into this Prospectus.

INTEREST, MATURITY, REDEMPTION AND PAYMENT

    These terms will be correlated to the terms of the related Senior Notes that the particular First Mortgage Bonds secure. See the accompanying Prospectus Supplement.

IMPROVEMENT AND SINKING FUND REQUIREMENT

    The Mortgage (Section 36A) requires the annual deposit with the Trustee of cash equal to 1% of the maximum principal amount of all First Mortgage Bonds outstanding at any one time subsequent to July 1, 1948 (less First Mortgage Bonds retired directly or indirectly as a result of the sale of property or cancelled pursuant to the provisions of Section 36B described below). We may withdraw the cash upon certification of the amount of unfunded property additions which would support the issuance of a principal amount of First Mortgage Bonds equal to 100% of the amount of cash withdrawn or the cash may be applied to the purchase or redemption of First Mortgage Bonds.

MAINTENANCE AND REPLACEMENT REQUIREMENTS

    The Mortgage (Section 36B) requires the annual deposit with the Trustee of an amount in cash or in principal amount of First Mortgage Bonds or of outstanding prior lien bonds (or in lieu thereof the certification of unfunded property additions) equal to the amount, if any, by which 15% of the gross earnings during the preceding calendar year exceeds the aggregate amounts expended during that period for repairs, maintenance and replacements. Gross earnings are computed after deducting the costs of electric energy and gas purchased for resale. A credit balance established in any year may be utilized to meet the requirements during a later period or to effect the withdrawal of deposited cash or First Mortgage Bonds or to unfund property previously certified to the Trustee.

    The Mortgage provides that, effective at such times as all First Mortgage Bonds issued prior to January 1, 1977 are no longer outstanding, the Mortgage may be amended to change the above requirement, insofar as it is based upon a comparison with 15% of the gross earnings during the preceding calendar year, to a comparison with 2.25% of our depreciable property, as defined, on December 31 of the preceding calendar year (Section 3 of the Supplemental Indenture dated as of January 15, 1977).

PRIORITY AND SECURITY

    Each First Mortgage Bond ranks PARI PASSU as to security with all other First Mortgage Bonds outstanding under the Mortgage, which, in the opinion of our legal counsel, Messrs. Bamberger, Foreman, Oswald and Hahn, is a first lien on substantially of our physical property, permits and franchises, subject only to excepted encumbrances, as defined in the Mortgage (Section 2). The Mortgage permits the acquisition of property subject to prior liens existing at the time of acquisition and the use of such property additions as a basis for the issuance of additional bonds in an amount which, together with certain other items, does not exceed 15% of the aggregate principal amount of First Mortgage Bonds to be outstanding under the Mortgage (Section 24).

ISSUANCE OF ADDITIONAL BONDS

    The Mortgage permits the issuance of additional First Mortgage Bonds (a) to the extent of 60% of the cost or then fair value to us, whichever is less, of unfunded property additions (as defined in the Mortgage, Sections 4 and 5) (Section 23); (b) to refund unfunded prior lien bonds (as defined in the Mortgage, Section 6) (Section 24); (c) to refund First Mortgage Bonds (Section
27); or (d) upon the deposit of cash equal to the principal amount of First Mortgage Bonds requested to be issued (Section 28). Deposited cash may be withdrawn in lieu of the authentication of First Mortgage Bonds to which we would otherwise be entitled or against 60% of unfunded property additions certified to the Trustee or against the deposit of First Mortgage Bonds or the deposit or reduction of prior lien bonds or may be applied to the purchase or redemption of First Mortgage Bonds (Sections 29 and 30).

    Additional First Mortgage Bonds may not be issued under (a) or (d) above (or under certain circumstances under (c) above) unless net earnings (as defined in the Mortgage, Section 7) for twelve consecutive months within the fifteen preceding calendar months shall have been at least equal to twice the annual interest requirements on, and at least 10% of, the principal amount of all First Mortgage Bonds outstanding, including those proposed to be issued and all outstanding prior lien indebtedness (Section 25). At December 31, 1998, such coverages were at least 2.4 times and 16%, respectively. Net earnings are computed before charges for renewals, replacements and depreciation, but after deducting the greater of (i) 10% of gross operating revenues for such period, or
(ii) the amount by which 15% of gross operating revenues for such period exceeds the amount expended for current repairs and maintenance. Gross operating revenues are computed after deducting the cost of electric energy and gas purchased for resale.

    The First Mortgage Bonds issued to the Senior Note Trustee are expected to be issued against unfunded property additions or retired bonds. Unfunded property additions at March 31, 1999 amounted to $310,288,123.

LIMITATION ON DIVIDENDS

    The Mortgage in effect restricts our payment of cash dividends on our Common Stock to the accumulated surplus available for distribution to the Common Stock earned subsequent to December 31, 1947, subject to reduction if amounts deducted from earnings for current repairs and maintenance and provisions for renewals, replacements and depreciation of all of our property are less than amounts specified in the Mortgage (Section 1.02 of the Supplemental Indenture dated as of July 1, 1948, as supplemented). No amount was restricted against cash dividends on Common Stock at March 31, 1999 under this provision.

    The Amended Articles of Incorporation in effect restricts our payment of cash dividends on Common Stock to accumulated surplus available for distribution to the Common Stock earned subsequent to December 31, 1935, and requires that, immediately after such dividends, there shall remain to the credit of earned surplus an amount at least equal to two times the annual dividend requirements on all then outstanding Preferred Stock and Preferred Stock, No Par Value. See Art. VI, Terms of Capital Stock, General Provisions (B). The amount restricted against cash dividends on Common Stock at March 31, 1999 under this restriction was $2,154,682, leaving $244,181,106 unrestricted for the payment of dividends. In addition, the Amended Articles of Incorporation provides that surplus otherwise available for the payment of dividends on Common Stock shall be restricted to the extent that such surplus is included in a calculation required to permit us to issue, sell or dispose of preferred stock or other stock senior to the Common Stock. See Art. VI, Terms of Capital Stock, General Provisions
(E)(4).

    An order of the Securities and Exchange Commission dated October 12, 1944 under the Public Utility Holding Company Act of 1935 in effect restricts our payment of cash dividends on Common Stock to 75% of net income available for distribution to the Common Stock, earned subsequent to December 31, 1943, if the percentage of Common Stock equity to total capitalization and surplus, as defined, is less than 25%. At March 31, 1999, the ratio of Common Stock equity to total capitalization and surplus amounted to approximately 53%.

MODIFICATION OF THE MORTGAGE

    The Mortgage may be modified or amended by us with the consent of the holders of all the outstanding First Mortgage Bonds issued prior to January 15, 1977 and the consent of the holders of 66 2/3% of the principal amount of all outstanding First Mortgage Bonds. No amendment without the consent of the holder of a First Mortgage Bond would (1) extend the maturity of, or reduce the rate of interest on, or otherwise modify the terms of payment of principal or interest on, or impair the right of such holder to institute suit on or after the due date for the enforcement of the payment of principal or interest on, that First Mortgage Bond or (2) deprive the holder of the lien of the Mortgage or permit the creation of any lien ranking prior to or equal with the lien of the Mortgage on any of the mortgaged property or (3) reduce the percentage of bondholders whose consent is required with respect to the matters specified in (1) and (2) above (Section 4 of the Supplemental Indenture dated as of January 15, 1977).

    The Mortgage permits an amendment to the Mortgage which authorizes us, effective at such time as all First Mortgage Bonds issued on or prior to May 31, 1986 are no longer outstanding, to designate First Mortgage Bonds of any series (rather than the First Mortgage Bonds of the earliest maturing series that are redeemable) as the First Mortgage Bonds to be redeemed pursuant to Section 36B of the Mortgage and to do so at any time (rather than only after three years) that cash for such purpose is on deposit with the Trustee pursuant to the provisions of that Section. (Section 5 of the Supplemental Indenture dated as of June 1, 1986). The Senior Note First Mortgage Bonds will not be redeemable except in conjunction with the retirement of the Senior Notes that they secure.

REGARDING DEFAULT

    Under the Mortgage, the following are defined as "completed defaults":

- failure to pay principal of any First Mortgage Bond or prior lien bond when due;

-  failure for 90 days to pay interest due upon any First Mortgage Bonds;

- failure to pay interest due upon any prior lien bonds, continued for the period of grace, if any (not exceeding 90 days) specified in the instrument securing such prior lien bond;

- the institution of voluntary proceedings involving bankruptcy or insolvency or appointment of a receiver for us or our property or general assignment for the benefit of creditors or the pendency of similar proceedings for 90 days if brought by others; and

- failure for 90 days, after notice from the Trustee, to perform any other covenant, agreement or condition with respect to the Mortgage (Section 66). A failure by us to deposit or direct the application of money for the redemption of First Mortgage Bonds called for redemption also constitutes a completed default (Section 52).

    Upon the occurrence and continuation of a completed default, the Trustee of the holders of not less than 20% of the First Mortgage Bonds then outstanding may accelerate the maturity of all First Mortgage Bonds, subject to the right of the holders of a majority of the First Mortgage Bonds to annul the acceleration if the default has been cured and no foreclosure sale has occurred (Section 66).

REGARDING THE TRUSTEE

    Bankers Trust Company, Trustee under the Mortgage, is a depositary of the Company.

    The Trustee is required to take action at the request of the holders of First Mortgage Bonds only when requested to do so by the holders of a majority in principal amount of the First Mortgage Bonds then outstanding. Before proceeding to enforce the lien of the Mortgage, the Trustee may require that it be properly indemnified to its satisfaction (Section 93).

RELEASE AND SUBSTITUTION OF PROPERTY

    The Mortgage (Section 58) provides that, subject to various limitations, property may be released from the lien thereof, whether or not sold or otherwise disposed of by us, upon the basis of cash deposited with the Trustee, purchase money obligations or First Mortgage Bonds delivered to the Trustee, prior lien bonds delivered to the Trustee or reduced or assumed, or unfunded property additions certified to the Trustee.

    The Mortgage (Section 60) permits the cash proceeds of released property to be withdrawn against unfunded property additions certified to the Trustee or against the deposit of First Mortgage Bonds or the deposit or reduction of prior lien bonds or to be applied to the purchase or redemption of First Mortgage Bonds.

EVIDENCE TO BE FURNISHED TO THE TRUSTEE UNDER THE MORTGAGE

    Compliance with Mortgage provisions is evidenced by written statements of our officers or persons selected or paid by us (such as an engineer with respect to the value of property being certified or released, an accountant with respect to a net earnings certificate and counsel with respect property titles and compliance with the Mortgage generally). In certain major matters (as required by Section 314(d) of the Trust Indenture Act of 1939, as amended) the accountant or engineer must be independent. We are required to file a treasurer's certificate with the Trustee on or before May 1 of each year indicating that we have complied with all the provisions of the Mortgage and are not in default with respect to any of the covenants contained in the Mortgage (Section 3.06 of the Supplemental Indenture dated as of July 1, 1948). Various other certificates and papers are required to be filed annually and upon the happening of various events.

PLAN OF DISTRIBUTION

    We intend to sell the Senior Notes in a public offering through the underwriters or dealers named on the cover of the applicable Prospectus Supplement.

    The applicable Prospectus Supplement will set forth the terms under which the Senior Notes are offered, including

-  the purchase price and the net proceeds to us from the sale;

- any underwriting discounts and other items constituting underwriters compensation;

-  the initial public offering price; and

-  any discounts or concessions allowed, re-allowed or paid to dealers.

    We or any underwriters or dealers may change from time to time any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers.

    The Senior Notes will be acquired by the underwriters for their own account and may be resold in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of the sale. Unless the applicable Prospectus Supplement states otherwise, the obligations of any underwriter to purchase the Senior Notes will be subject to certain conditions, and the underwriter will be obligated to purchase the Senior Notes, except that in certain cases involving a default by an underwriter, less than all of the Senior Notes may be purchased.

    The applicable Prospectus Supplement will state whether we will authorize underwriters or dealers to solicit offers by certain specified institutions to purchase Senior Notes at the public offering price set forth in the Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified future date. These contracts will be subject to the conditions set forth in the Prospectus Supplement. Additionally, the Prospectus Supplement will set forth the commission payable for solicitation of those contracts.

    The underwriters may be entitled under agreements entered into with the Company to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act of 1933.

EXPERTS

    The financial statements and schedules incorporated in this prospectus and elsewhere in the Registration Statement by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1998 have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, which is incorporated herein by reference, and have been so incorporated in reliance upon the authority of that firm as experts in accounting and auditing in giving that report.

LEGAL OPINIONS

    Winthrop, Stimson, Putnam & Roberts of New York, New York, our outside counsel, will issue opinions about the legality of the offered securities for us. The underwriters will be advised about legal matters relating to any offering by their own legal counsel, Simpson Thacher & Bartlett of New York, New York.

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No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the Notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                               ------------------

                               Table of Contents

                                                                            Page
                                                                            ----
                             Prospectus Supplement

Summary Information.......................................................  S-2
Certain Terms of the Notes................................................  S-2
Legal Matters.............................................................  S-6
Underwriting..............................................................  S-7

                                   Prospectus

Where You Can Find More Information.......................................    2
The Company...............................................................    2
Recent Developments.......................................................    2
Prospectus Supplement.....................................................    3
Use of Proceeds...........................................................    3
Certain Consolidated Financial Information................................    3
Description of Senior Notes...............................................    4
Global Securities.........................................................   18
Description of First Mortgage Bonds.......................................   19
Plan of Distribution......................................................   23
Experts...................................................................   24
Legal Opinions............................................................   24

                                  $80,000,000

                              SOUTHERN INDIANA GAS
                                      AND
                                ELECTRIC COMPANY

                               % Senior Notes due 20

                                 -------------

                                     [LOGO]

                                 -------------

                              GOLDMAN, SACHS & CO.
                           A.G. EDWARDS & SONS, INC.
                         BANC ONE CAPITAL MARKETS, INC.

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